Exhibit (m)(1)

BLACKROCK CORI FUNDS

DISTRIBUTION AND SERVICE PLAN

[ ]

This Distribution and Service Plan (the “Plan”) has been adopted in accordance with Rule 12b-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”), by BlackRock CoRI Funds, a Massachusetts business trust (the “Trust”), with respect to the various classes of shares (each, a “Class”) of the funds of the Trust (each, a “Fund”) listed on Appendix A hereto, as amended from time to time, subject to the terms and conditions set forth herein. The Service Fees (as defined herein) payable pursuant to the Plan are fees payable for the administration and servicing of shareholder accounts, as more fully described in Section 2 below, and not costs which are primarily intended to result in the sale of the Trust’s shares and which would require approval pursuant to the Rule.

1.	Distribution Fees

a. Pursuant to the Plan, the Trust may pay to (i) the Distributor of its shares, BlackRock Investments, Inc., (the “Distributor”), and/or (ii) BlackRock Advisors, LLC, PNC Financial Services Group, Inc., or any of their respective affiliates (collectively, “BlackRock”), with respect to and at the expense of each Class of each Fund listed on Appendix A hereto, a fee for distribution and sales support services, as applicable, and as more fully described in Section 1(b) hereof (the “Distribution Fee”), such fee in the aggregate to be at the annual rate specified with respect to such Class of such Fund under the column “Distribution Fee” on Appendix A hereto.

b. Payments of the Distribution Fee under the Plan shall be used primarily to compensate the Distributor for distribution services and sales support services provided, and/or to BlackRock for sales support services provided, respectively, in connection with the offering and sale of shares of the applicable Class of the applicable Fund, and to reimburse the Distributor and/or BlackRock for related expenses incurred, including payments by the Distributor and/or BlackRock to compensate or reimburse brokers, dealers, other financial institutions or other industry professionals (collectively, “Selling Agents”), for sales support services provided and related expenses incurred by such Selling Agents. The services and expenses described in this Section 1(b) may include, but are not limited to, the following: (i) the development, formulation and implementation of marketing and promotional activities, including direct mail promotions and television, radio, magazine, newspaper, electronic and other mass media advertising; (ii) the preparation, printing and distribution of prospectuses and reports (other than prospectuses or reports used for regulatory purposes or for distribution to existing shareholders); (iii) the preparation, printing and distribution of sales literature; (iv) expenditures for sales or distribution support services such as for telephone facilities and in-house telemarketing; (v) preparation of information, analyses and opinions with respect to marketing and promotional activities; (vi) commissions, incentive compensation or other compensation to, and expenses of, account executives or other employees of the Distributor, BlackRock or Selling Agents, attributable to distribution or sales support activities, as applicable, including interest expenses and other costs associated with financing of such commissions, compensation and expenses; (vii) travel, equipment, printing, delivery and mailing costs, overhead and other office expenses of the

Distributor, BlackRock or Selling Agents, attributable to distribution or sales support activities, as applicable; (viii) the costs of administering the Plan; (ix) expenses of organizing and conducting sales seminars; and (x) any other costs and expenses relating to distribution or sales support activities.

c. Payments of the Distribution Fee on behalf of a particular Fund must be in consideration of services rendered for or on behalf of such Fund. However, joint distribution or sales support financing with respect to the shares of the Funds (which financing may also involve other investment portfolios or companies that are affiliated persons of such a person, or affiliated persons of the Distributor or BlackRock) shall be permitted in accordance with applicable law. Payments of the Distribution Fee under Section 1 of the Plan may be made without regard to expenses actually incurred.

d. It is acknowledged that the Distributor, BlackRock, and other parties that receive fees from the Trust may each make payments without limitation as to amount relating to distribution or sales support activities, as applicable, in connection with each Class of each Fund out of its past profits or any additional sources other than the Distribution Fee which are available to it.

2.	Service Fees

a. Pursuant to the Plan, the Trust shall pay, with respect to and at the expense of each Class of each Fund listed on Appendix A hereto, a fee in respect of the provision of personal services to shareholders of such Class of such Fund, as more fully described in Section 2(b) hereof (the “Service Fee”), such fee to be at the annual rate specified with respect to such Class of such Fund under the column “Service Fee” on Appendix A hereto. The Trust shall determine the amount of the Service Fee to be paid to one or more brokers, dealers, other financial institutions or other industry professionals (including BlackRock) (collectively, “Service Agents”) and the basis on which such payments will be made. Payments to a Service Agent will be subject to compliance by the Service Agent with the terms of any related Plan agreement entered into by the Service Agent.

b. Payments of the Service Fee shall be used to compensate Service Agents for general shareholder liaison services provided with respect to shareholders in the related Class of the related Fund, including, but not limited to, (i) answering shareholder inquiries regarding account status and history, the manner in which purchases, exchanges and redemptions of shares may be effected and certain other matters pertaining to the shareholders’ investments; and (ii) assisting shareholders in designating and changing dividend options, account designations and addresses.

c. Payments of the Service Fee under Section 2 of the Plan may be made without regard to expenses actually incurred.

3.	Calculation and Payment of Fees

The amount of the Distribution Fee and Service Fee payable with respect to each Class of each Fund listed on Appendix A hereto shall be calculated daily and paid monthly, at the applicable annual rates indicated on Appendix A. The Distribution Fee and Service Fee shall be calculated and paid separately for each Class of each Fund.

4.	Approval of Plan

The Plan shall not take effect with respect to any Class of any Fund until it has been approved by votes of (a) a majority of both the Board of Trustees (the members of which are referred to as “Trustees”) and those Trustees who are not “interested persons” (as defined in the 1940 Act) of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan (“12b-1 Trustees”), pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan and such related agreements, and (b) a “majority of the outstanding voting securities” of the Class (as defined in the 1940 Act) if adopted after any public offering of the Class’ voting securities or the sale of such securities to persons who are not affiliated persons of the Trust or affiliated persons of such persons.

5.	Continuance of the Plan

The Plan will continue in effect for so long as its continuance is specifically approved at least annually by the Trust’s Board of Trustees in the manner described in Section 4 above.

6.	Additional Classes and Funds

The Plan shall become effective with respect to Classes of Funds not currently listed on Appendix A hereto upon obtaining the requisite approvals with respect to such Classes of Funds in accordance with Section 4 above.

7.	Termination

The Plan may be terminated at any time with respect to any Class of any Fund without penalty by (a) a vote of a majority of the 12b-1 Trustees, or (b) a vote of a “majority of the outstanding voting securities” (as defined in the 1940 Act) of such Class of such Fund. The termination of the Plan with respect to any Class of any Fund shall not result in the termination of the Plan with respect to any other Class of that Fund or any other Fund.

8.	Amendments

The Plan may not be amended with respect to any Class of any Fund so as to increase materially the amount of the Distribution Fee described in Section 1 above with respect to such Class of such Fund unless the amendment is approved by a vote of at least a “majority of the outstanding voting securities” (as defined in the 1940 Act) of such Class of such Fund and otherwise complies with Rule 18f-3(d) under the 1940 Act or any successor provision as in effect at the time of such amendment. In addition, no material amendment to the Plan may be made unless approved by a vote of the Trust’s Board of Trustees, and of the 12b-1 Trustees, cast in person at a meeting called for the purpose of voting thereon.

9.	Selection of Certain Trustees

While the Plan is in effect, the selection and nomination of the Trust’s Trustees who are not “interested persons” of the Trust (as defined in the 1940 Act) will be committed to the discretion of the Trustees then in office who are not “interested persons” (as so defined) of the Trust.

10.	Written Reports

While the Plan is in effect, the Trust’s Board of Trustees shall receive, and the Trustees shall review, at least quarterly, written reports complying with the requirements of the Rule, which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

11.	Preservation of Materials

The Trust will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 10 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

12.	Limitation of Liability

The names “BlackRock CoRI Funds” and “Trustees” of BlackRock CoRI Funds refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated July 26, 2013, a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust, as may be amended from time to time (the “Declaration”). The obligations of “BlackRock CoRI Funds” entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, officers, representatives or agents of the Trust personally, but bind only the Trust Property (as defined in the Declaration), and all persons dealing with any Fund or class of shares of the Trust must look solely to the Trust Property belonging to such Fund or class for the enforcement of any claims against the Trust.

13.	Miscellaneous

The captions in the Plan are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

*************

IN WITNESS WHEREOF, the Trust has executed this Plan as of the date first above written on behalf of each Class of each Fund listed on Appendix A hereto.

BLACKROCK CORI FUNDS

By:
Name:	John Perlowski
Title:	President and Chief Executive Officer

APPENDIX A TO DISTRIBUTION AND SERVICE PLAN

BLACKROCK CORI FUNDS

(current as of [ ])

Name of Fund	Class of Shares	Distribution Fee	Service Fee
BlackRock CoRI 2015 Fund	Institutional	0.00%	0.00%
	Investor A	0.00%	0.25%

BlackRock CoRI 2017 Fund	Institutional	0.00%	0.00%
	Investor A	0.00%	0.25%

BlackRock CoRI 2019 Fund	Institutional	0.00%	0.00%
	Investor A	0.00%	0.25%

BlackRock CoRI 2021 Fund	Institutional	0.00%	0.00%
	Investor A	0.00%	0.25%

BlackRock CoRI 2023 Fund	Institutional	0.00%	0.00%
	Investor A	0.00%	0.25%